Piedmont Office Realty Trust In Position to Acquire Class-A Houston Property

ATLANTA and HOUSTON, March 22, 2011 - Piedmont Office Realty Trust (NYSE: PDM) announced today that it has entered into an agreement to purchase 1200 Enclave Parkway, a Class-A property located in Houston's prestigious Energy Corridor.

Piedmont plans to acquire 1200 Enclave Parkway for approximately $18.5 million with an anticipated close date of March 30, 2011. The 149,654 square-foot building was constructed in 1999 and is approximately 18% leased. Jeff Hollinden of Holliday Fenoglio Fowler, L.P. is representing the seller in the transaction.

"This acquisition demonstrates Piedmont's strategy to source value-add opportunities at an attractive basis in select markets," said Wil Stone, Senior Vice President, Capital Markets for Piedmont. "We feel that the improving dynamics in the energy sector has led to improving leasing activity, which ideally positions us to benefit from Houston's continued economic upswing in the foreseeable future," added Stone.

The acquisition will complement Piedmont's existing ownership of 1430 Enclave Parkway, a fully leased 312,564 square foot, Class-A property, and an adjacent land parcel, consisting of approximately 4.7 acres, available for development. Both are located in the prominent Enclave office park positioned in the heart of Houston's Energy Corridor.

About Piedmont: Piedmont Office Realty Trust is a public REIT specializing in Class-A office properties, located primarily in the ten largest U.S. office markets. As of December 31, 2010, Piedmont owned 75 office buildings, as well as two industrial properties and seven investments in unconsolidated joint ventures. The 75 wholly-owned office properties are located in 19 metropolitan areas across the United States and comprise over 20 million square feet. At December 31, 2010, Piedmont's office properties were 89.2 percent leased. The Company is headquartered in Atlanta, Georgia with regional property management offices in Boston, Chicago, Dallas, Detroit, Los Angeles, Minneapolis, Tampa and Washington, D.C. For more information, see www.piedmontreit.com.

Contact: Kerry Hughes

Company: Piedmont Office Realty Trust

Phone: + 1 770 418 8678

Email: Kerry.Hughes@Piedmontreit.com